EXHIBIT 99.1

KIDZ AI Inc. Reports Second Quarter 2026 Results

•	Second quarter Net loss narrowed 35% year-over-year to approximately $2.50 million

•	Cash and restricted cash totaled approximately $8.88 million at June 30, 2026, more than three times the $2.75 million held at December 31, 2025

•	Convertible notes payable reduced 92% since year-end, from approximately $8.20 million to approximately $0.67 million, substantially simplifying the capital structure

•	Total stockholders’ equity increased 163% since year-end to approximately $9.95 million; total liabilities-to-equity ratio improved from 3.12x to 0.41x

•	Initial GPU cluster deployment underway as the Company advances toward its first AI compute revenue

•	Named winner of the 2026 EdTechX Award for the Americas

NEW YORK, NY / ACCESS Newswire / August 13, 2026 / KIDZ AI Inc. (NASDAQ: KIDZ) (NASDAQ: KIDZW) (“KIDZ AI” or the “Company”), an education technology company advancing AI infrastructure and GPU compute initiatives alongside its core EdTech operations, today announced its financial results for the second quarter ended June 30, 2026.

The second quarter of 2026 marked a defining strategic inflection point for KIDZ AI. On May 26, 2026, the Company formally changed its corporate name from Classover Holdings, Inc. to KIDZ AI Inc., signaling a fundamental expansion of its mission beyond online tutoring and K-12 education toward AI compute infrastructure, GPU cloud services, and embodied AI robotics.

Management believes the global education and enterprise computing sectors are converging on the same foundational technologies — large-scale AI models, intelligent agents, and physical robotics. KIDZ AI’s positioning on both the demand side (AI-native learning platforms and robotics curricula) and the supply side (GPU compute capacity secured under existing agreements and data center infrastructure) creates what management believes is a differentiated, scalable platform for long-term value creation.

Management views this repositioning as more than a rebrand: it represents a deliberate transition from a purely tutoring-based revenue model toward AI compute revenue, robotics curricula, and infrastructure partnerships — a transformation the Company believes will define its next chapter of growth.

Second Quarter 2026 Financial Highlights

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Service Revenue: Service revenue for the second quarter ended Jun 30, 2026 was approximately $0.48 million, compared to approximately $0.73 million in the prior year period, a decrease of approximately 34%. The decline reflects the Company’s deliberate reallocation of capital and management focus away from tutoring customer acquisition and toward its AI infrastructure build-out, during a period in which AI compute revenue had not yet commenced. The Company is advancing its initial GPU cluster deployments toward revenue generation.

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Net Loss Improved 35% Year-Over-Year: Net loss for the second quarter ended June 30, 2026 was approximately $2.50 million, compared to approximately $3.87 million in the prior year period, reflecting disciplined cost management during the strategic transition.

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Gross Margin of 44%: Gross margin was 44% in the second quarter ended June 30, 2026, consistent with the prior year quarter, demonstrating the resilience of the core online education model even as operational focus shifts toward AI expansion initiatives.

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Cash Position More Than Tripled: Cash and restricted cash totaled approximately $8.88 million at June 30, 2026, compared to approximately $2.75 million at December 31, 2025, providing the Company with substantially greater financial flexibility to fund its AI infrastructure strategy.

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Convertible Notes Reduced 92%: Convertible notes payable decreased from approximately $8.20 million at December 31, 2025 to approximately $0.67 million at June 30, 2026, primarily through conversions to equity — a fundamental simplification of the capital structure that substantially removes a significant financing overhang.

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Stockholders’ Equity Grew 163%: Total stockholders’ equity increased from approximately $3.78 million at December 31, 2025 to approximately $9.95 million at June 30, 2026, an increase of $6.17 million.

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Stronger Capital Structure: Total liabilities decreased 65.6% from approximately $11.77 million at December 31, 2025 to approximately $4.05 million at June 30, 2026, and the total liabilities-to-equity ratio improved from 3.12x to 0.41x, reflecting both the lower liability balance and a larger equity base.

Strategic Transformation

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Rebranded to KIDZ AI Inc.: The Company rebranded from Classover Holdings, Inc. to KIDZ AI Inc., reflecting the expansion of its mission beyond online tutoring and K-12 education toward AI compute infrastructure, GPU cloud services, and embodied AI robotics.

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KIDZBot AI Robotics Platform Unveiled: KIDZ AI unveiled KIDZBot, an integrated AI-native robotics platform incorporating persistent memory, reasoning, prompt- and token-based interactions, sensor-driven feedback, contextual awareness, and adaptive learning. The Company is actively developing multiple KIDZBot robotic form factors, together with an AI-powered software platform and companion app, as part of a broader KIDZBot ecosystem, with commercial rollout preparations underway.

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AI Compute Infrastructure Build-Out Advancing: The Company continued to advance its GPU compute and data center initiatives during the quarter, positioning its initial GPU clusters for deployment and future revenue generation.

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Corporate Recognition

•	EdTechX Award: KIDZ AI was named the winner of the 2026 EdTechX Award for the Americas, recognizing the Company’s innovation and leadership in AI-powered education.

Management Commentary

“The second quarter of 2026 represented a defining inflection point for KIDZ AI,” said Stephanie Luo, Chief Executive Officer of KIDZ AI. “In six months, we have fundamentally transformed our balance sheet — more than tripling our cash position, retiring 92% of our convertible debt, and growing stockholders’ equity by more than 160% — while executing our strategic pivot toward AI compute infrastructure. As expected during this transition, near-term service revenue reflected our deliberate shift in focus; we believe the AI compute revenue we are working toward represents a more scalable and durable foundation for growth.”

“At the same time, we remain deeply committed to our education roots,” continued Ms. Luo. “We believe that the launch of KIDZBot and our EdTechX Award win demonstrate that KIDZ AI continues to lead in AI-native education innovation. With a strengthened balance sheet, expanding AI infrastructure capabilities, and a differentiated Physical AI education platform, we believe KIDZ AI is uniquely positioned, and we remain focused on disciplined execution and long-term value creation for our shareholders.”

Strategic Outlook

The Company expects to continue advancing its AI infrastructure strategy through the deployment of its initial GPU clusters. KIDZ AI intends to pursue additional GPU compute partnerships, data center relationships, and strategic transactions to expand its compute capacity and strengthen its neocloud model. In the education vertical, the Company will look to focus on the commercial rollout of KIDZBot and the integration of Physical AI concepts into its curriculum offerings.

About KIDZ AI Inc.

KIDZ AI Inc. (NASDAQ:KIDZ)(NASDAQ:KIDZW) is an AI-driven education technology company developing proprietary learning systems that combine artificial intelligence, AI agents and robotics. The Company is also pursuing opportunities in AI compute infrastructure, GPU cloud platforms and related data-center ecosystems.

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Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on KIDZ AI’s current beliefs, expectations and assumptions regarding the future of KIDZ AI’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of KIDZ AI’s control including, but not limited to: KIDZ AI’s ability to execute its business model, including obtaining market acceptance of its products and services; KIDZ AI’s financial and business performance, including financial projections and business metrics and any underlying assumptions thereunder; the final technical configuration, capacity, costs, and timing of any GPU compute deployment; KIDZ AI’s ability to obtain the GPUs and related equipment necessary to perform its obligations under the recently announced definitive agreement with Canopy Wave and achieve its goals and expected results; KIDZ AI’s ability to maintain the listing of its securities on Nasdaq; changes in KIDZ AI’s strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects and plans; KIDZ AI’s ability to attract and retain a large number of customers; KIDZ AI’s future capital requirements and sources and uses of cash; KIDZ AI’s ability to attract and retain key personnel; KIDZ AI’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others; changes in applicable laws or regulations; and the possibility that KIDZ AI may be adversely affected by other economic, business, and/or competitive factors. These risks and uncertainties also include those risks and uncertainties indicated in KIDZ AI’s filings with the SEC. KIDZ AI’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Any forward-looking statement made by KIDZ AI in this press release is based only on information currently available to KIDZ AI and speaks only as of the date on which it is made. KIDZ AI undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts

KIDZ AI Inc.

ir@kidzai.com

800-345-9588

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